ARTICLES OF INCORPORATION
OF
RGC RESOURCES, INC.
AS AMENDED EFFECTIVE FEBRUARY 4, 2020

1. The name of the Corporation is RGC Resources, Inc.
2.    The purpose of the Corporation is to engage in any lawful act or activity not required to be specifically stated in these Articles of lncorporation ("Articles") for which corporations may be organized under the laws of the Commonwealth of Virginia.
3. (a)     The aggregate number of shares which the Corporation is authorized to issue and the par value per share as follows:

Class	Number of Shares	Par Value
Common	20,000,000	$5.00
Preferred	5,000,000	No Par Value
(b)     The Board of Directors of the Corporation (the "Board of Directors") may, by amending these Articles by filing Articles of Amendment with the Virginia State Corporation Commission, fix in whole or in part the preferences, limitations and rights, within the limits set by law, of (i) any class of shares, before the issuance of any shares of that class, or (ii) one or more series within a class, before the issuance of any shares within that series.
(c)     The preferred stock (including any shares of preferred stock restored to the status of authorized but unissued preferred stock undesignated as to series pursuant to this Article 3(c)) may be divided into one or more series and issued from time to time with such preferences, privileges, limitations, and relative rights as shall be fixed and determined by the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is expressly authorized to the fullest extent permitted from time to time by law to fix:
(i)     the distinctive serial designations and the division of shares of preferred stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding);
(ii)     the rate or amount (or the method of determining the rate or amount) and times at which, the form in which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series;
(iii)     the price or prices at which, the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation or otherwise;
(iv)     the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;
(v)     the rights and preferences over or otherwise in relation to any other class or series (including other series of preferred stock), as to the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;
(vi)     the right, if any, of the holders of a particular series, the Corporation or another person to convert or cause conversion of shares of such series into shares of other classes or series or into other securities, cash, indebtedness or other property, or to exchange or cause exchange of such shares for shares of other classes or series or other securities, cash, indebtedness or other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions or adjustments, if any, at which such conversion or exchange may be made or caused;
(vii)     the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;
(viii)     the voting rights, if any, including special, conditional or limited voting rights, of the shares of a particular series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of shares of all series of preferred stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority, up to such amount as is in accordance with applicable law or these Articles, as a condition to specified corporate action or amendments to the Articles; and
(ix)     any other preferences, limitations and relative rights which may be so determined by resolution or resolutions of the Board of Directors.
Shares of preferred stock shall rank prior or superior to the common stock in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of preferred stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and there upon restored to the status of authorized but unissued shares of preferred stock undesignated as to series.
(d) The holders of common stock, to the exclusion of any other class of stock of the Corporation, have sole and full power to vote for the election of directors and for all other purposes without limitation except only (i) as otherwise expressly provided in the serial designation of any series of preferred stock, (ii) as otherwise expressly provided in these Articles or (iii) as otherwise expressly provided by the then existing laws of the Commonwealth of Virginia. The holders of common stock will have one vote for each share of common stock held by them. The outstanding shares of common stock, upon dissolution, liquidation or winding up of the Corporation, entitle their holders to share, pro rata, based on the number of shares owned, in the Corporation's assets remaining after payment or provisions for payment of all debts and liabilities of the Corporation, and after provisions for the outstanding shares of any class of stock or other security having senior liquidation rights to the common stock.
(e)     No holder of shares of stock of any class of the Corporation will have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations of the Corporation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof.
4. Subject to the rights of holders of any series of preferred stock to elect directors under specified circumstances:
(i)     The number of directors of the Corporation, not less than seven nor more than eleven, shall be set by the Bylaws; provided that, in the absence of a provision in the Bylaws fixing the number of directors, the number of directors shall be nine. The directors shall be divided into three classes as nearly equal in number as possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors, whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election and shall continue in office until their respective successors are elected and qualify. In the event of any increase or decrease in the number of directors fixed by the Bylaws, any newly-created directorships shall be so apportioned among the classes by the Board of Directors so as to make all classes as nearly equal in number as possible.
(ii)     Newly-created directorships resulting from an increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director may be removed from office only for cause.
5. To the full extent that the laws of the Commonwealth of Virginia, as they now or may hereafter exist, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for any monetary damages.
6. (a)     The Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The Board of Directors is hereby empowered to contract in advance to indemnify and advance the expenses of any director or officer. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that the director or officer did not meet the standard of conduct entitling him to indemnity hereunder.
(b)     The Board of Directors is hereby empowered to cause the Corporation to indemnify and make advances and reimbursement for expenses (or contract in advance for the same) incurred by any person not specified in paragraph (a) of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in paragraph (a) of this Article.
(c)     The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.
(d) Except as hereinafter provided, all determinations as to the permissibility of indemnification and advances and reimbursement for expenses (including contracts with respect thereto) shall be made by a majority vote of a quorum consisting of directors not at the time parties to the proceeding. In the event such a quorum cannot be obtained to make any determination as to the permissibility of indemnification and advances and reimbursement for expenses with respect to any claim for indemnification (including contracts with respect thereto), or in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act with respect to which indemnification is claimed, such determination shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.
(e) The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.
(f)     Except to the extent inconsistent with this Article, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act, as now in effect or hereafter amended or replaced. Without limitation, it is expressly understood that reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.
7.     The Corporation’s initial registered office shall be located in the City of Roanoke at 10 South Jefferson Street, Suite 1400, Roanoke, Virginia 24011. The Corporation’s initial registered agent shall be Faith M. Wilson, whose address is the same as the Corporation’s registered office and who is a resident of Virginia and a member of the Virginia State Bar. [As filed July 29, 1995.]

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